EXHIBIT 99.1

CONTACT: JOSEPH MACNOW

(201) 587-1000

210 Route 4 East

Paramus, NJ 07652

FOR IMMEDIATE RELEASE – May 8, 2009

Vornado Realty L.P. Announces Completion of Cash Tender Offer

For Its 4.50% Notes due 2009, 4.75% Notes due 2010 and 5.60% Notes due 2011

PARAMUS, NEW JERSEY -- Vornado Realty L.P. (the “Company”), the operating partnership through which Vornado Realty Trust (NYSE: VNO) conducts its business and holds substantially all of its assets, today announced that it has completed its previously announced cash tender offer for any and all of its $154,910,000 principal amount of outstanding 4.50% Notes due 2009 (CUSIP No. 929043AB3) (the “2009 Notes”), $177,205,000 principal amount of outstanding 4.75% Notes due 2010 (CUSIP No. 929042AB5) (the “2010 Notes”), and $204,811,000 principal amount of outstanding 5.60% Notes due 2011 (CUSIP No. 929043AD9) (the “2011 Notes” and together with the 2009 Notes and the 2010 Notes, the “Securities”).

The tender for the Securities expired at 5:00 p.m., New York City time on May 7, 2009. Pursuant to the terms of the tender offer, the Company purchased today an aggregate of $57,025,000 principal amount of the 2009 Notes (representing 37% of the outstanding 2009 Notes), $28,870,000 principal amount of the 2010 Notes (representing 16% of the outstanding 2010 Notes), and $87,426,000 principal amount of the 2011 Notes (representing 43% of the outstanding 2011 Notes). Securities tendered have been retired.

In accordance with the terms of the tender offer, the consideration paid for the 2009 Notes was $1,000 per $1,000 in principal amount of such Securities, the consideration paid for the 2010 Notes was $970 per $1,000 in principal amount of such Securities, and consideration paid for the 2011 Notes was $970 per $1,000 in principal amount of such Securities, plus accrued and unpaid interest to, but not including, May 8, 2009. The aggregate consideration paid for the Securities tendered, exclusive of accrued interest, was $169,832,120.

The tender offer was made pursuant to the Company’s Offer to Purchase, dated April 30, 2009 and related Letter of Transmittal. The Company retained Citi and JP Morgan Securities to serve as Dealer Managers and Global Bondholder Services Corporation to serve as the information agent for the tender offer. Requests for documents may be directed to Global Bondholder Services Corporation by telephone at 212-430-3774 or 866-470-3900, or in writing at 65 Broadway - Suite 723, New York, NY, 10006, Attention: Corporate Actions. Questions regarding the tender offer may be directed to Citi at (800) 558-3745 (toll free) and to J.P. Morgan Securities at (866) 834-4666 (toll free) and (212) 834-3424 (collect).

This press release is neither an offer to purchase nor a solicitation of an offer to sell the Securities or any other securities.

About Vornado Realty L.P.

Vornado Realty L.P. is the operating partnership through which Vornado Realty Trust (NYSE: VNO) conducts its business and holds substantially all of its assets. Vornado Realty Trust is a fully-integrated equity real estate investment trust. Vornado Realty Trust is the sole general partner of, and owned approximately 90.4% of the common limited partnership interest in, Vornado Realty L.P. at March 31, 2009.

Certain statements contained herein may constitute “forward-looking statements”. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, risks associated with the timing of and costs associated with property improvements, financing commitments, general competitive factors and the risk factors discussed in documents filed by the Company from time to time with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K and the Company’s Quarterly Reports on Form 10-Q.

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